Exhibit 99.1

Vivos Therapeutics Reports First Quarter 2025 Financial Results and Provides Operational Update

Year-over-year product revenue increased 8%, and year-over-year operating expenses decreased 5% as Vivos sets the stage for its Sleep Center of Nevada acquisition and continued advancement of its new marketing and distribution model

Management to Host Conference Call today at 5:00 pm ET

LITTLETON, Colo., May 15, 2025 – Vivos Therapeutics, Inc. (“Vivos” or the “Company’’) (NASDAQ: VVOS), a leading medical device and technology company specializing in the development and commercialization of highly effective proprietary treatments for sleep related breathing disorders (including all severities of obstructive sleep apnea (OSA) in adults, and moderate to severe OSA in children ages 6 - 17), today reported financial results and operating highlights for the first quarter ended March 31, 2025.

Vivos believes its results for the first quarter demonstrate its continuing pivot away from legacy Vivos Integrated Provider (VIP) fee revenue and towards its new marketing and distribution model. That model, first initiated less than one year ago, focuses on direct sales of Vivos’ patented, FDA-cleared OSA treatments to patients, highlighted by Vivos’ pending acquisition of The Sleep Center of Nevada and future strategic alliances with, or outright acquisitions of, sleep-focused medical practices.

First Quarter 2025 Financial and Operating Summary

●	Revenue was $3.0 million for the first quarter of 2025, compared to $3.4 million for the first quarter of 2024. The decline was expected due to lower service revenue resulting from Vivos’ pivot away from VIP service revenue to its marketing and sales strategy to focus on provider-based acquisitions or alliances. Revenue from sales of Vivos’ products increased 8% year over year;

●	Gross profit was $1.5 million for the first quarter ended March 31, 2025 compared with $1.9 million for the first quarter ended March 31, 2024, the decline attributable to the decrease in VIP service revenue;

●	Gross margin was 50% in the quarter vs 57% for the same period a year ago;

●	Operating expenses for the first quarter ended March 31, 2025 were $5.4 million, a decrease of 5% compared to $5.7 million in the same period a year ago, reflecting continued cost-cutting in sales and marketing and general and administrative costs as Vivos’ pivots to its new marketing and distribution model;

●	Vivos’ first quarter 2025 net loss increased 3% to $3.9 million compared to $3.8 million in the first quarter of 2024;

●	At March 31, 2025, cash and cash equivalents were $2.3 million, and stockholders’ equity was $4.4 million;

●	In the first quarter of 2025, Vivos sold 3,736 oral appliance arches for a total of approximately $1.8 million compared with 1,996 in first quarter of 2024 and revenue of $1.7 million, due in part to a higher volume of lower priced guide sales.

●	Highlighting its shift towards a focus on sleep providers as a vehicle to drive OSA appliance sales, on April 15, 2025, Vivos entered into a definitive agreement to acquire the operating assets of The Sleep Center of Nevada (“SCN”), the largest operator of medical sleep centers in Nevada for up to $9 million in cash and stock. SCN alone sees thousands of OSA patients per month who could be candidates for treatment with Vivos’ appliances. The transaction is expected to close within two months.

Kirk Huntsman, Vivos’ Chairman and Chief Executive Officer, stated “Building on the pivotal changes we initiated in 2024, Vivos has continued to strategically position itself for growth in 2025. We’ve streamlined our operations and laid a rock-solid foundation for the future. The acquisition and integration of SCN will showcase our transformation, setting the stage for thousands of OSA patients to gain access to our devices from just this one acquisition. Coupled with the increasing adoption of our FDA-cleared devices for both adult and pediatric OSA, and our ongoing pursuit of other strategic alliances or sleep provider acquisitions, we’re on the cusp of seeing our strategic pivot come to fruition.”

“Furthermore, the implementation of CPT® medical codes for our CARE oral medical devices this past January marks an important achievement, simplifying reimbursement and billing processes for providers and patients alike,” continued Mr. Huntsman. “Our innovative profit-sharing alliances with sleep healthcare providers and potential acquisitions of sleep medical practices are gaining traction as we are engaging in discussions with several potential provider partners. This will open the doors to very large patient populations who could access our treatments and diversify our revenue streams with expanded diagnostic and consultative services.”

“Vivos isn’t just participating in the industry innovating treatments for OSA; we’re leading it. We’re at the forefront of a transformational opportunity in healthcare, armed with cutting-edge technology, strategic partnerships, and a passionate team ready to capitalize on this significant shift. The momentum is building, and Vivos is primed to deliver unprecedented value to patients, providers, and shareholders alike” concluded Mr. Huntsman.

Vivos encourages investors and other interested parties to join its conference call today at 5:00 p.m. Eastern time (details below). Management will discuss further details on topics including Vivos’ strategic collaborations and their anticipated effect on near-term revenue growth and cash burn.

In addition, further information on Vivos’ financial results is included on the attached condensed consolidated balance sheets and statements of operations, and additional explanations of Vivos’ financial performance are provided in the Vivos’ Annual Report on Form 10-Q for the three months ended March 31, 2025, which will be filed with the Securities and Exchange Commission (“SEC”). The full 10-Q report will be available on the SEC Filings section of the Investor Relations section of Vivos’ website at https://vivos.com/investor-relations.

Conference Call

To access Vivos’ investor conference call, please dial (800) 717-1738, or for international callers, (646) 307-1865. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the replay is 1124460. The replay will be available until May 29, 2025

A live webcast of the conference call can be accessed on Vivos’ website at https://vivos.com/investor-relations. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Vivos Therapeutics, Inc.

Vivos Therapeutics, Inc. (NASDAQ: VVOS) is a medical technology company focused on developing and commercializing innovative diagnostic and treatment methods for patients suffering from breathing and sleep issues arising from certain dentofacial abnormalities such as obstructive sleep apnea (OSA) and snoring in adults. Vivos’ devices have been cleared by the U.S. Food and Drug Administration (FDA) for adult patients diagnosed with all severity levels of OSA and moderate-to-severe OSA in children ages 6 to 17. Vivos’ groundbreaking CARE devices are the only FDA 510(k) cleared technology for treating severe OSA in adults and also has the first oral device to receive clearance for treating moderate to severe OSA in children.

Obstructive sleep apnea (OSA) affects over 1 billion people worldwide, yet 90% remain undiagnosed and unaware of their condition. This chronic disorder is not just a sleep issue—it’s closely linked to many serious chronic health conditions. While the medical community has made strides in treating sleep disorders, breathing and sleep health remain areas that are still not fully understood. As a result, solutions are often mechanistic and fail to address the root causes of OSA.

Vivos Therapeutics, founded in 2016 and based in Littleton, CO, is changing this. Through innovative technology, education, and partnerships with dentists, functional medicine doctors, and sleep specialists, Vivos is empowering healthcare providers to more thoroughly address the complex needs of patients.

The Vivos Method offers a proprietary, clinically effective solution that is nonsurgical, noninvasive, and nonpharmaceutical, providing hope to allow patients to Breathe New Life. For more information, visit www.vivos.com.

Cautionary Note Regarding Forward-Looking Statements

This press release, the conference call referred to herein, and statements of the Company’s management and other parties made herein, contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events. Words such as “may”, “would”, “should”, “expects”, “projects,” “potential,” “intends”, “plans”, “believes”, “anticipates”, “hopes”, “estimates”, “goal”. “aim” and variations of such words and similar expressions are intended to identify forward-looking statements. In this press release, forward-looking statements include, without limitation, those relating to (i) the timing for closing of the SCN acquisition (which remains subject to key conditions such as financing), (ii) the actual future impact of the SCN acquisition on Vivos’ future revenues and results of operations and (iii) the anticipated benefits and potential expansion of Vivos’ marketing and distribution model as described herein. These and similar statements involve significant known and unknown risks and are based upon several assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond Vivos’ control. Actual results (including the actual future impact of the initiatives and corporate achievements described herein on Vivos’ future revenues and results of operations and the anticipated benefits of the Company’s new marketing and distribution model described herein). Readers are cautioned that actual results may differ materially and adversely from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: (i) the risk that Vivos may be unable to finance the cash portion of the SCN acquisition purchase price on favorable terms, if at all, (ii) the risk that Vivos may be unable to successfully integrate SCN’s business into its own or otherwise implement sales, marketing and other strategies that increase revenues, (iii) the risk that some patients may not achieve the desired results from using Vivos’ products, (iv) risks associated with regulatory scrutiny of and adverse publicity in the sleep apnea diagnosis and treatment sector; (v) the risk that Vivos may be unable to secure additional financing beyond that which is needed to acquire SCN on reasonable terms when needed, if at all, or maintain its Nasdaq listing, (vi) market and other conditions that could impact Vivos’ business or ability to obtain financing, and (vii) other risk factors described in Vivos’ filings with the Securities and Exchange Commission (“SEC”). Vivos’ filings can be obtained free of charge on the SEC’s website at www.sec.gov. Except to the extent required by law, Vivos expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Vivos’ expectations with respect thereto or any change in events, conditions, or circumstances on which any statement is based.

Vivos Investor Relations:

Bradford Amman

Chief Financial Officer and Investor Relations Contact

investors@vivoslife.com

-Tables Follow-

VIVOS THERAPEUTICS INC.

Unaudited Condensed Consolidated Balance Sheets

(In Thousands, Except Per Share Amounts)

	March 31, 2025	December 31, 2024
Current assets
Cash and cash equivalents	$2,342	$6,260
Accounts receivable, net of allowance of $363 and $390, respectively	718	430
Prepaid expenses and other current assets	547	783

Total current assets	3,607	7,473

Long-term assets
Goodwill	2,843	2,843
Property and equipment, net	3,308	3,350
Operating lease right-of-use asset	951	1,032
Intangible assets, net	358	370
Deposits and other	215	216

Total assets	$11,282	$15,284

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,206	$1,098
Accrued expenses	1,784	2,234
Current portion of contract liabilities	572	896
Current portion of operating lease liability	467	477
Other current liabilities	672	273

Total current liabilities	4,701	4,978

Long-term liabilities
Contract liabilities, net of current portion	22	97
Employee retention credit liability	1,220	1,220
Operating lease liability, net of current portion	932	1,035

Total liabilities	6,875	7,330

Commitments and contingencies

Stockholders’ equity
Preferred Stock, $0.0001 par value per share. Authorized 50,000,000 shares; no shares issued and outstanding	-	-
Common Stock, $0.0001 par value per share. Authorized 200,000,000 shares; issued and outstanding 5,889,520 shares as of March 31, 2025 and December 31, 2024	-	-
Additional paid-in capital	112,458	112,141
Accumulated deficit	(108,051)	(104,187)
Total stockholders’ equity	4,407	7,954
Total liabilities and stockholders’ equity	$11,282	$15,284

VIVOS THERAPEUTICS INC.

Unaudited Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended March 31,
	2025	2024
Revenue
Product revenue	$1,813	$1,674
Service revenue	1,203	1,745
Total revenue	3,016	3,419

Cost of sales (exclusive of depreciation and amortization shown separately below)	1,507	1,482

Gross profit	1,509	1,937

Operating expenses
General and administrative	4,892	4,921
Sales and marketing	358	655
Depreciation and amortization	177	146

Total operating expenses	5,427	5,722

Operating loss	(3,918)	(3,785)

Non-operating income (expense)
Other expense	(4)	(1)
Other income	58	23
Loss before income taxes	(3,864)	(3,763)

Net loss	$(3,864)	$(3,763)

Net loss per share (basic and diluted)	$(0.45)	$(1.63)
Weighted average number of shares of Common Stock outstanding (basic and diluted)	8,595,288	2,308,154